EXHIBIT "F"

                                   PROMISSORY NOTE


          $7,113,521.00                                      March 21, 1997
                                                          Buffalo, New York


               FOR VALUE RECEIVED, Thomas R. Beecher, Jr., as Trustee of the Computer Task Group, Incorporated Stock Employee Compensation Trust, with his principal business address at 200 Theatre Place, Buffalo, NY 14202 ("Obligor"), promises to pay to the order of Computer Task Group, Incorporated ("Obligee") the principal sum of Seven Million One Hundred Thirteen Thousand Five Hundred Twenty One and 00/100 Dollars ($7,113,521.00), in lawful money of the United States, payable in forty (40) equal quarterly installments of principal of $117,838.02 each, commencing on July 1, 1997 and continuing on the first day of each three-month period thereafter until July 1, 2007 at which time the unpaid principal balance of this Note and all sums hereunder shall be paid in full.

               The Obligor promises to pay interest on the balance of the said principal sum from time to time remaining unpaid at a rate that shall at all times during each year be equal to the prime rate of interest charged by Manufacturers and Traders Trust Company for short term loans to responsible and substantial customers borrowing with the highest credit rating. The interest rate under this Note shall be adjusted as of the tenth day following the date on which Manufacturers and Traders Trust Company announces a change in such rate. Interest shall be calculated on a 365 day year actual pay basis and shall be payable when installments of principal under this Note are due.

               The Obligor shall have the option of paying the unpaid principal balance of the Note in advance in whole or part at any time without penalty. All partial prepayments shall be applied on the installment of the principal amounts of this Note in the inverse order of their maturity.

               All payments of principal and interest under this Note are to be made to the Obligee at 800 Delaware Avenue, Buffalo, New York 14209, or at such other address as the Obligee may from time to time designate in writing.

               This Note is secured by a Pledge Agreement, of even date, by and between the Obligor and the Obligee (the "Pledge Agreement"), which grants to the Obligee a primary security interest in 200,000 shares of common stock of the Obligee held by the Obligor (the "Collateral"). The Obligee's recourse pursuant to this Note shall be expressly limited to rights granted under the Pledge Agreement to the Collateral and the Obligor shall have no other
          liability whatever under this Note.   The Obligor shall have no
          other recourse to any assets of the Obligor in this individual capacity for repayment. The Obligor is making this Note not in his individual capacity but solely as Trustee of the Computer Task Group, Incorporated Stock Employee Compensation Trust, and no personal liability or personal responsibilities are assumed by, or shall at any time be asserted or enforceable against the Obligee in his individual capacity under, or with respect to, this Note.

               All or part of the entire unpaid portion of this Note and all sums payable hereunder may be declared immediately due and payable at the option of the Obligee without notice and demand upon the occurrence of any of the following events:

               a. The Fair Market Value (as defined in the Computer Task Group, Incorporated Stock Employee Corporation Trust dated May 3,
          1994) of the Collateral exceeds 125% of the acquisition price paid by the Obligor for such collateral; or

               b. The failure of Obligor to make any payment of principal or interest when due if said payment is not made or forgiven by Obligee within thirty (30) days after the due date of said payments.

               Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived by Obligor and all other persons who are or may become liable for the payment hereof.

               Failure or delay by the Obligee in exercising, or a single or partial exercise of, any power or right hereunder shall not operate as a waiver thereof or of any other power or right or preclude any other future exercise of that or any other power or right. A waiver of any power or right hereunder shall be in writing, shall be limited to the specific instance and shall not be deemed a waiver of the subject power or right in the future or a waiver of any other power or right. Obligee hereby delegates to the Compensation Committee of the Board of Directors of the Obligee the authority to exercise in its discretion all rights and powers under this Note.

               This Note may not be modified or terminated orally or by any course of conduct but only by an agreement in writing duly executed by all of the parties hereto.

               The rights and remedies of the Obligee herein specified are noncumulative and nonexclusive of any other rights or remedies which the Obligee may otherwise have, and such rights or remedies may be exercised singularly or cumulatively.

               This Note is delivered in the State of New York and shall be governed by and construed in accordance with the laws of that State.

               This Note shall be binding upon and inure to the benefit of the undersigned and the Obligee and their respective successors, legal representatives and assigns.

               There are no oral representations, understandings or warranties with respect to the matters dealt with herein. The rights and remedies hereunder of the Obligee shall not be modified, altered, limited, abridged, or waived by any representation, promise or agreement heretofore or hereafter made, or by any course of conduct hereafter pursued, by the Obligee unless evidenced by any agreement in writing duly executed by the Obligee.


                                             Obligor:



                                        /s/ Thomas R. Beecher, Jr.
                                        __________________________
                                        Thomas R. Beecher, Jr., as
                                        Trustee of the Computer Task Group,
                                        Incorporated Stock Employees
                                        Compensation Trust




          State of New York)
                           :  SS.
          County of Erie   )

               On this ____________ day of ____________, 1997 before me
          personally came Thomas R. Beecher, Jr., to me known and known to me to be the same person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.


                                             __________________________
                                                  Notary Public